Form of
                                 Code of Ethics

I.  Introduction

As professional organizations serving the public in the area of asset management, all officers, directors and employees of Pope Family of Funds (the "Trust") (collectively, these officers, directors and employees are referred to herein as "Fund Personnel") must be guided in their actions by the highest ethical and professional standards.

In view of the foregoing and of the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940 (the "1940 Act"), the Fund and the Adviser have determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.

..
II.  Guidelines for Professional Standards

     o All Fund Personnel must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall comply with all federal and state securities laws and regulations pertaining to investment advisers.

     o All Fund Personnel are required to report any violation of the Code, by any person, to the CCO or other appropriate person of the Company immediately. Such reports will be held in confidence.

     o Fund Personnel must place the interests of clients first. All Fund Personnel must avoid serving their own personal interests ahead of the interests of the Company's clients, and work to diligently to ensure that clients are treated fairly.

     o All Fund Personnel are prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.

     o Fund Personnel must avoid taking inappropriate advantage of their positions. The receipt of investment opportunities, perquisites or gifts from clients or potential clients could call into question the exercise of the independent judgment of an Associated Person. Fund Personnel should therefore use caution in these circumstances, and always consult the CCO when in doubt. In general, gifts valued over $200 from a client or potential client are not permitted to be accepted by any Associated Person without prior approval of the CCO.

     o No Associated Person may serve on the board of directors of any publicly traded company without prior written permission by the CCO, Investment Committee or other appropriate personnel.

     o Fund Personnel must conduct all personal securities transactions in full compliance with this Code, including both pre-clearance and reporting requirements. Doubtful situations should be presented to the CCO for review.
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     o   Personal transactions in securities by Fund Personnel must be accomplished so as to avoid conflicts of interest on the part of such personnel with the interests of the Company's clients. Likewise, Fund Personnel must avoid actions or activities that allow a person to profit or benefit from his or her position with the Adviser at the expense of clients, or that otherwise bring into question the person's independence or judgment. The complete Personal Trading Policies are a part of this Code of Ethics.

     o The Company has adopted Insider Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information. The Insider Trading Policies are a part of this Code of Ethics.

     o Fund Personnel are prohibited from accepting compensation for services from outside sources without the specific permission of the CCO or other qualified individual in the Company.

     o When any Associated Person faces a conflict or potential conflict between their personal interest and the interests of clients, they are required to immediately report the conflict to the CCO for instruction regarding how to proceed.

     o The investment recommendations and actions of the Company are confidential and private matters that should not be transmitted, distributed or communicated outside of the Company, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO. In addition, any violation of the Company's Privacy Policy through the misuse of personal, non-public information about the Company's clients, is also a violation of this Code of Ethics.

IV.  Insider Trading

The purpose of these policies and procedures (the "Insider Trading Policies") is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. The term "insider trading" is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

A.  Prohibited Activities

All Associated Persons of the Company are prohibited from the following activities:

         (a) trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

         (b) communicating material, non-public information about the issuer of any securities to any other person.

               The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

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B.  Reporting of Material, Non-Public Information

Any Associated Person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C.  Definitions

         Material Information.  "Material information" generally includes:

         o any information that a reasonable investor would likely consider important in making his or her investment decision; or

         o any information that is reasonably certain to have a substantial effect on the price of a company's securities.

         Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

         Non-Public Information. Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

         Insider Trading. While the law concerning "insider trading" is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

         Insiders. The concept of "insider" is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

D.   Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

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         o     civil injunctions

         o     jail sentences

         o revocation of applicable securities-related registrations and licenses

         o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

         o fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company's management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

2.   Definitions

     a.  Covered Persons

         Access Persons are "covered persons" under the Personal Trading
Policies.

     b.  Covered Accounts

         A "covered account" under the Personal Trading Policies is any account in which a covered person:

         (a) has a direct or indirect interest, including an account of a spouse, a minor child, a relative or a friend; or
         (b) has direct or indirect control over purchase or sale of securities.

     c.  Security

         The term "Security" includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

3.   Restrictions On Trading

     a.  Prohibited Trading Period

         Trades in any security by a covered account 2 business days before and 2 business days after the Fund trades or considers trading the same security are generally prohibited.

     Note:

         (i) De Minimis Exemption. A pre-clearance request to trade 1,000 or fewer shares of an issuer that has at least $2 billion in market capitalization is not subject to the Prohibited Trading Period. Such de minimis trading requests will be granted by the Compliance Officer subject to the other Restrictions on Trading and the following conditions:

         (a)   De minimis exemption grants are only valid for 3 business days;
               and

         (b) Permission under the de minimis exemption may be granted for a particular security only once per covered person every 15 days.

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         (ii)  Same Trade Exemption. If a covered account is managed by Pope
         Asset Management, the Fund's adviser (the "Adviser"), and the Adviser directs the covered account to make a trade in the same security on the same day through the same broker as other client accounts (including, without limitation, the Fund), the Access Person's trade may be made as part of an aggregated block trade with other client accounts through the broker; provided, however, that the applicable broker-specific block shall be placed as part of a sequence that rotates over time in a manner determined by the Adviser to ensure that, over time, no group of clients is disadvantaged by the timing of the executions. When an aggregated block trade is completed, the prices for each broker-specific block of trades will be separately averaged, and all accounts that traded through a particular broker will receive the same price. Commissions will be charged to each account (including access person accounts) in accordance with the broker's policy; provided, however, that if the entire block receives a single commission then the commission shall be apportioned pro rata among all participating accounts.

     b.  Restricted List Securities

         It is recognized that a covered person may from time to time have a special relationship with an issuer (such as being a director, officer, consultant, significant shareholder, receiving material, non-public information, etc. of an issuer). In such cases, the covered person must notify the Compliance Officer of that relationship. The Compliance Officer will review the relationship and will determine whether or not to place the securities of the issuer on a Restricted Securities List. Trades in any security on the Restricted Securities List maintained by the Compliance Officer are prohibited.

     c.  Short-Term Trading

         Conducting an opposite trade in the same security within 60 days of a purchase or sale of a security is prohibited.

         Note: Options trading is generally not subject to the 60-day Short-Term Trading restriction, but options trading may not be used to circumvent the 60-day Short-Term Trading restriction.

     d.  Initial Public Offerings (IPOs)

         Investing in IPOs is prohibited.

     e.  Options

         Covered persons are prohibited from buying or selling an option for 2 business days before and 2 business days after the Fund trades the same option or the underlying security.

     f.  Short Sales

         Short sales of securities are prohibited.

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     g.  Certain Public Company Securities

         Purchases of restricted securities issued by public companies are generally prohibited. However, an exception may be made if the Compliance Officer determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest.

     h.  Private Placements and Hedge Funds

         Purchase or sale of a security obtained through a private placement, including purchase of any interest in a hedge fund, requires approval by the Compliance Officer. Approval is contingent upon the Compliance Officer determining that the contemplated transaction will raise no actual, potential or apparent conflict of interest.

         Note: If a covered person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the Compliance Officer.

     i.  Investment Clubs

         Participation in an investment club requires approval by the Compliance Officer. Pre-clearance may be granted on written request if the covered person's participation does not create any actual, potential or apparent conflict of interest.

   D.    PRE-CLEARANCE PROCEDURES

         1.    General Procedures

               Pre-clearance is required for any covered person with respect to any proposed trade in a covered account in an IPO (generally prohibited), limited offering (generally prohibited), the sale of any Previously Purchased Securities from a covered account or any other trade in a security, unless the specific type of security or trading is excluded from pre-clearance under Section D(3) below. Pre-clearance requests shall follow the following procedures:

               (a) The covered person completes and submits a Pre-Clearance
                   Request Form to the CCO.

               (b) The CCO reviews and approves or rejects the request,
                   communicating its decision to the covered person.

               (c) The CCO will time-stamp its approval or denial on the request form.

               (d) The covered person must execute any approved trade no later than 4:00 p.m. on the next trading day following the time-stamp reflected on the approved request.

         2.    Special Pre-Clearance Requests

               A.  De Minimis Exemption

                   A pre-clearance request by a covered person to sell 1,000 or fewer Previously Purchased Securities of an issuer that has at least $1 billion in market capitalization is not subject to the prohibitions in Section C(1) or (2). Such de minimis sale requests will be granted by the CCO, subject to the other Restrictions on Trading and the following conditions:

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                   (a)  The request is not made by a portfolio manager, trader or analyst who is also buying or selling the same security for a client account.

                   (b) De minimis exemption grants are only valid for 1 business day (must be executed by 4:00 of the day following grant of the request); and

                   (c) Permission under the de minimis exemption may be granted for a particular security only once per covered person every 10 days.

               B.  Case-by-Case Exemptions

                   Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis, and/or exemptions from pre-clearance or other requirements on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no conflict of interest.

          3.   Exceptions from Pre-Clearance Requirements

               A.  Transactions in Certain Types of Securities

                   Transactions by covered persons involving any of the following securities are not subject to any of the Prohibitions on Trading above and do not require pre-clearance by or reporting to the CCO:

                   (a) Open-End Mutual Funds, Unit Investment Trusts and
                       Exchange Traded Securities (not closed-end mutual funds).

                   (b) United States Government Securities (e.g., U.S. Treasury
                       Bonds).

                   (c) Money Market Instruments (e.g., bankers' acceptances,
                       Certificates of Deposit, and repurchase agreements).

                   (d) Variable annuities issued by insurance company separate accounts.

               B.  Certain Additional Types of Securities

                   Transactions by covered persons involving any of the following securities are not subject to any of the Prohibitions on Trading above and do not require pre-clearance. However, these types of securities transactions are subject to the reporting requirements in Section E below:

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                   (a) Purchases or sales of shares of any Pope Family of Funds or any investment company that is an affiliate of the Adviser and/or the Fund.

                   (b) Automatic dividend reinvestment purchases of a publicly traded company.

                   (c) Receipt or exercise of rights and warrants issued by a company on a pro rata basis to all holders of a class of security.

                   (d) Futures or options in a stock market index, foreign
                       currency, commodities, etc.

               C.  Delegated Discretion Accounts

                   Pre-clearance is not required on trades in a covered account over which a covered person has no discretion if:

                   (a) the covered person provides to the CCO a copy of the
                       written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary;

                   (b) the covered person certifies in writing that she/he has not and will not discuss potential investment decisions with the independent fiduciary; and

                   (c) the covered person ensures that duplicate broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the Adviser.

   E.     REPORTING AND CUSTODY REQUIREMENTS

          1.   Delivery of Code of Ethics

               All covered persons shall receive copies of this Code of Ethics and any amendments thereto at the beginning of employment and thereafter as material amendments are made to the Code of Ethics.

          2.   Initial Account and Securities Holdings List

               Within 10 days after beginning employment, each covered person must provide a list of brokerage accounts and securities owned by the covered person, the covered person's spouse or minor children, or any other person or entity in which the covered person may have a beneficial interest or derive a direct or indirect benefit, current as of a date within 45 days before beginning employment.

          3.   Custody under Adviser's Master Account

               In order to facilitate disclosure of transaction activity to the Adviser, covered persons are required to custody any securities held in a covered account that are subject to reporting requirements under this Code of Ethics at Charles Schwab & Company, Inc. ("Schwab"), under the Adviser's master custody account. Accordingly, within 30 days after the effective date of this provision or the beginning of a covered person's employment, each covered person is required to have transferred any such securities to a custody account under the Adviser's master custody account at Schwab.

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               Note: On a case-by-case basis, the CCO may make exceptions from the Schwab custody requirement with respect to certain Delegated Discretionary Accounts disclosed under Section III.D.3(C).

          4.   Annual Update and Certification

               Each covered person must file an annual account statement that reports the covered person's accounts and securities holdings (list of brokerage accounts and securities in which the covered person has a direct or indirect beneficial interest as of December 31) and execute a certification regarding compliance with the Personal Trading Policies and applicable laws by February 14 each year.

          5.   Quarterly Transaction Reports

               To the extent required by the SEC, each covered person must file or cause to be filed with the CCO a Quarterly Transaction Report within 30 days after the end of each quarter. Each covered person must report any securities accounts opened during the quarter which could be considered a covered account as defined in Section
               D.2. of this Code of Ethics.

          6.   Immediate Trade Confirmations

               Each covered person must file or cause to be filed with the CCO a duplicate broker dealer confirmation of each trade conducted by the covered person within 30 days after the trade is completed. If no broker is involved in a trade by a covered person, the covered person shall provide a transaction report within 30 days of the trade.

          7.   Content of Transaction Reports

               Transaction reports submitted to the CCO under this Section shall contain, at a minimum:

               (i) the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each security involved; and

               (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and

               (iii) the price of the security at which the transaction was effected; and

               (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and

               (v)    the date the access person submits the report.

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   F.     REVIEW BY CCO

          The CCO will review all reports created pursuant to Section E above no later than five business days within receipt of each such report to determine if there are any violations with this Code of Ethics.

   G.     REPORTING OF VIOLATIONS; PENALTIES FOR VIOLATIONS

          Covered Persons must promptly report any known or suspected violations of this Code of Ethics to the CCO. Covered persons who violate the Personal Trading Policies may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person's personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.

          All disciplinary responses to violations of the Personal Trading Policies shall be administered by the CCO, subject to approval by the president or chief executive officer of the Adviser. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

   H.     CCO ACTIVITY

          In cases where the Adviser's CCO is the covered person for purposes of this Code of Ethics or the person whose conduct is at issue, the provisions of this Code of Ethics will be enforced by the Adviser's President.

   I.     REVIEW BY BOARD OF TRUSTEES

          The Adviser's CCO must prepare an annual report on this Code of Ethics for review by the Board of Trustees of the Fund in accordance with Rule 17j-1 of the Investment Company Act of 1940. In accordance with Rule 17j-1, the report must contain the following

          1. A description of issues arising under the Code of Ethics since the last report including, but not limited to, information about any violations of the Code, sanctions imposed in response to such violations, changes made to the Code's provisions and procedures, and any recommended changes to the Code; and

          2. A certification that the Adviser has adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

   J.     RETENTION OF RECORDS

          The Adviser must maintain all records required by Rule 17j-1 under the Investment Company Act for the periods required by the rule, including:

          1.   copies of this Code of Ethics;
          2. records of any violation of the Code of Ethics and actions taken as a result of the violations;

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          3.   copies of all acknowledgments signed by the Adviser's personnel upon receipt of this Code of Ethics and certification to comply with the Code of Ethics made by the Adviser's personnel;
          4. lists of all the Adviser's personnel who are, or within the past five years have been, access persons subject to the trading restrictions of this Code of Ethics and lists of the compliance personnel responsible for monitoring compliance with those trading restrictions; and
          5.   copies of the annual reports to the Board of Trustees pursuant to
               Section I above



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